SkyWay Communications Holding Corp.
Announces Their Purchase of a DC9
Commercial Business Jet To Showcase
In-Flight Entertainment & Security Systems.

CLEARWATER, Fla. — (BUSINESS WIRE)—January 20, 2004—SkyWay Communications Holding Corp. (OTCBB: SWYC — News), and its wholly own subsidiary, Sky Way Aircraft Inc., announced today they completed the purchase of a DC9-15 commercial business jet which will be outfitted with the complete state-of-the-art SkyWay in-flight communications, homeland security and entertainment system. The aircraft is undergoing maintenance, equipment upgrades, FAA inspection and STC installation of the complete SkyWay system.

With the completion of the FAA STC certification, the aircraft will be used for flight testing, demonstrating, and training for government, general aviation, and commercial airline contracts. The aircraft will also serve as SkyWay’s airborne research and development test platform for the continuing development of additional SkyWay technologies.

Mr. Brent Kovar, President of Sky Way Communications Holding Corp. stated “We are gearing ourselves for very fast growth, as stated by 3 of the major commercial airlines, and 1 large government defense contractor ‘Show an in flight demonstration and you will have all of our business’". We are also preparing for 2 national TV interviews and numerous in flight interview broadcasts from the aircraft. The DC9 will showcase all features of the SkyWay Aircraft communications, homeland security and entertainment system in an airborne environment similar to a commercial airliner”.

The SkyWay In-Flight Aircraft Communications System includes an air to ground connection of up to 15Mbps to facilitate homeland security monitored cameras, facial recognition, pattern recognition, real-time high-speed wireless Internet, e-mail, telephone services, advanced in-flight entertainment (IFE) with on-demand audio and video, two way video conferencing, Flight Management Avionic Data Links (FMADL) system for monitoring engine and air frame performance, air filtration system monitoring, In-Flight Medical Emergency Assistance (IFMEA) and installation of the cellular micro-cell system to facilitate passengers personal cell telephone use.

The SkyWay System also includes the most sophisticated aircraft surveillance monitoring system available today. This system will consist of up to 16 color cameras positioned covertly and overtly and configured throughout the aircraft cabin and baggage areas and will be monitored 24/7 by SkyWay monitoring staff located in Clearwater Florida. All monitored information is stored and archived for 10 years.

According to Mr. Jim Kent, CEO of Sky Way Communications Holding Corp. “With the completion of the DC-9, demonstrations of the most technically advanced IFE and in-flight security system to both the US government and commercial airline industry will effect our bottom line positively”

Forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of the Company’s products, increased levels of competition for the Company, new products and technological changes, the Company’s dependence on third-party suppliers, and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

For more information regarding SkyWay Communications Holding Corp. please contact:

Brent Kovar, President (727) 535 8211   OR   www.skywayaircraftsecurity.com for additional information